Exhibit (h)

ADMINISTRATION AGREEMENT

DREYFUS INSTITUTIONAL CASH ADVANTAGE FUNDS
200 Park Avenue
New York, New York 10166

May 22, 2002

The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Sirs:

                     The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

                     The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund intends to employ you to act as its investment adviser pursuant to a Management Agreement and desires to employ you to act as its administrator pursuant to this Agreement.

                     In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

                     Subject to the supervision and control of the Fund's Board, you will assist in supervising all aspects of the Fund's operations. You will supply accounting and bookkeeping services, internal auditing and legal services, and internal executive and administrative services; prepare reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate the net asset value of each Series' shares.

                     You shall exercise your best judgment in rendering the services to be provided hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                     In consideration of the services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                     For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

                     You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you pursuant to your Management Agreement with the Fund.

                     The Fund understands that you now act and will continue to act as administrator of various investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                     Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee, or agent or one under your control or direction of you even though paid by you.

                     As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

                     The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships and other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into administration or other agreements with such other entities. If you cease to act as the Fund's administrator, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Dreyfus" in any form or combination of words.

                     This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

                     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, DREYFUS INSTITUTIONAL CASH ADVANTAGE FUNDS By:

Accepted:

THE DREYFUS CORPORATION

By:

SCHEDULE 1

                              Annual Fee as
                              a Percentage
                               of Average
                                Daily Net     Reapproval    Reapproval
     Name of Series              Assets          Date           Day
---------------------------   -------------   ----------    ----------

Dreyfus Institutional Cash
  Advantage Fund
                                  .05%       May 22, 2004    May 22nd

Dreyfus Institutional Cash
  Advantage Plus Fund             .05%       May 22, 2004    May 22nd